Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Nos. 333-133640, 333-112521, 333-82302, 333-66422, 333-10409) on Form S-8 of Woodward Governor Company of our report dated August 25, 2008, except for the sixth paragraph of Note 10 as to which the date is October 1, 2008, relating to our audit of the consolidated financial statements of Techni-Core, Inc. and Subsidiaries as of and for the years ended December 31, 2007 and 2006, included in this Current Report on Form 8-K/A.

/s/ McGladrey & Pullen, LLP

Chicago, IL
December 15, 2008